EXHIBIT 23.3

             [LETTERHEAD OF WILLIAMSON PETROLEUM CONSULTANTS, INC.]

                  CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the use of our reserves report entitled "Evaluation of Oil and Gas Reserves to the Interests of Bellwether Exploration Company in Certain Properties, Effective June 30, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8369" dated August 20, 1996 and the revision thereto entitled "Revision to the Williamson Petroleum Consultants, Inc. Report Entitled "Evaluation of Oil and Gas Reserves to the Interests of Bellwether Exploration Company in Certain Properties, Effective June 30, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8369" dated March 12, 1997 relating to the oil and gas reserves of Bellwether Exploration Company at June 30, 1996. We also consent to the references to us under the headings "Prospectus Summary", "Business and Properties", and "Experts" in such Prospectus constituting part of the Registration on Form S-1 (File No. 333-21813) to be filed with the Securities and Exchange Commission on or about March 14, 1997.

/s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.
Williamson Petroleum Consultants, Inc.

By: John D. Savage, P.E.
    Senior Vice President

Houston, Texas
March 13, 1997